Exhibit 5.1

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

November 15, 2019

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, OH 44115

Re:	Registration Statement on Form S-3 filed by Athersys, Inc.

Ladies and Gentlemen:

We are acting as counsel for Athersys, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of (i) 350,000 shares (the “Issued Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), that have been issued in connection with that certain Common Stock Purchase Agreement, dated November 5, 2019 (the “Purchase Agreement”), by and between the Company and Aspire Capital Fund, LLC and (ii) 30,650,000 shares (the “Issuable Shares” and, together with the Issued Shares, the “Securities”) of Common Stock that may be issued from time to time pursuant to the Purchase Agreement.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Issued Shares have been validly issued and are fully paid and non-assessable.

2. The Issuable Shares, when issued and delivered pursuant to the terms of the Purchase Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and non-assessable.

In rendering the opinions above, we have assumed that (i) the resolutions authorizing the Company to issue and deliver the Issuable Shares pursuant to the Purchase Agreement will be in full force and effect at all times at which the Issuable Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions and (ii) each issuance of Issuable Shares by the Company under the Purchase Agreement will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DETROIT DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • SAN DIEGO SAN FRANCISCO • SÃO PAULO • SAUDI ARABIA • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Athersys, Inc.

November 15, 2019

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, filed by the Company to effect the registration of the Securities under the Act, and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day